Exhibit 10.6.3
THIRD AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$80,000,000.00	Phoenix, Arizona
April 20, 2007

     FOR VALUE RECEIVED, the undersigned GLOBAL WATER RESOURCES, LLC, GLOBAL WATER MANAGEMENT, LLC AND GLOBAL WATER, INC. (f/k/a GLOBAL WATER RESOURCES, INC.) (each individually and collectively, the “Borrower”) promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 100 West Washington, Phoenix, Arizona 85003, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Eighty Million Dollars ($80,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.
DEFINITIONS:
     As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:
     (a) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Arizona are authorized or required by law to close.
     (b) “Fixed Rate Term” means a period commencing on a Business Day and continuing for 1, 2, 3, 6 or 12 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000.00); and provided further, that no Fixed Rate Term shall extend beyond March 31, 2008 (the “Maturity Date”). If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.
     (c) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR

100% – LIBOR Reserve Percentage
     (i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

     (ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.
     (d) “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.
INTEREST:
     (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time minus 1.25%, or (ii) at a fixed rate per annum determined by Bank to be 1.25% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.
     (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

     (c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
     (d) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing May 1, 2007.
     (e) Default Interest. From and after the Maturity Date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.
BORROWING AND REPAYMENT:
     (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on the Maturity Date.
     (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Williams S. Levine, acting alone or (ii) any two of the following Robert Carone, Andrew Cohn, Trevor Hill or Cindy Liles, so long as William S. Levine, Robert Carone and/or Andrew Cohn is one of the two requesting an advance, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.
     (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:
     (a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.
     (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:
(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.
Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.0% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.
EVENTS OF DEFAULT:
     This Note is made pursuant to and is subject to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of December 9, 2005 as modified by that certain First Modification Agreement dated July 1, 2006, that certain Second Modification Agreement dated December 1, 2006 and that certain Third Modification Agreement dated April 20, 2007, as may be further amended from time to time (the “Credit

Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.
MISCELLANEOUS:
     (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.
     (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.
     (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Arizona.
AMENDMENT AND RESTATEMENT:
This Note constitutes an amendment and restatement of that certain Second Amended and Restated Revolving Line of Credit Note, dated June 1, 2006, in the original principal amount of FIFTY-SIX MILLION AND NO/100 Dollars ($56,000,000.00) (the “Second Amended Note”) to the extent that the obligations covered by the Second Amended Note constitute a single, ongoing obligation of Borrower. The principal balance outstanding under the Second Amended Note as of the date hereof is $31,367,192.03. The Second Amended Note is fully replaced by this Note and the Second Amended Note is of no further force or effect.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

BORROWER: GLOBAL WATER RESOURCES, L.L.C., a Delaware limited liability company
By:	/s/ William S. Levine
William S. Levine, Manager

GLOBAL WATER MANAGEMENT, LLC, a Delaware limited liability company
By:	/s/ William S. Levine
William S. Levine, Manager

GLOBAL WATER, INC., a Delaware corporation
By:	/s/ Trevor Hill
Trevor Hill, President

CONSENT AND AGREEMENT OF GUARANTORS AND PLEDGORS
     With respect to the Third Modification Agreement, dated April 20, 2007 (“Agreement”), among GLOBAL WATER RESOURCES, LLC, a Delaware limited liability company, GLOBAL WATER MANAGEMENT, LLC, a Delaware limited liability company, and GLOBAL WATER, INC., (f/k/a GLOBAL WATER RESOURCES, INC.), a Delaware corporation (collectively, “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”). WILLIAM S. LEVINE and LEVINE INVESTMENTS LIMITED PARTNERSHIP, an Arizona limited partnership (collectively, “Guarantors”) and TREVOR HILL, LEO COMMANDEUR, DANIEL CRACCHIOLO, ANDREW COHN, GRAHAM SYMMONDS and CINDY LILES (collectively, “Pledgors”) agree for the benefit of Bank as follows:
          1. Guarantors acknowledge (i) receiving a copy of and reading the Agreement, (ii) the accuracy of the Recitals in the Agreement, and (iii) the effectiveness of (A) those certain Continuing Guaranties dated December 9, 2005 (collectively the “Guaranty”), by the undersigned Guarantors for the benefit of Bank, as modified herein, and (B) any other agreements, documents, or instruments securing or otherwise relating to the Guaranty, as modified herein. The Guaranty and such other agreements, documents, and instruments, as modified herein, are referred to individually and collectively as the “Guarantor Documents”. All capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Agreement.
          2. Pledgors acknowledge (i) receiving a copy of and reading the Agreement, (ii) the accuracy of the Recitals in the Agreement, and (iii) the effectiveness of (A) those certain Collateral Assignments of Member Interest dated December 9, 2005 (collectively the “Assignment”), by the undersigned Pledgors for the benefit of Bank, as modified herein, and (B) any other agreements, documents, or instruments relating to the Assignment, as modified herein. The Assignment and such other agreements, documents, and instruments, as modified herein, are referred to individually and collectively as the “Pledgor Documents”. All capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Agreement.
          3. Guarantors and Pledgors consent to the modification of the Loan Documents and all other matters in the Agreement. Accordingly, the Guarantor Documents and the Pledgor Documents are modified to increase the principal amount of indebtedness of Borrower to Lender from $56,000,000.00 to $80,000,000.00.
          4. Guarantors and Pledgors fully, finally, and forever release and discharge Bank and its successors, assigns, directors, officers, employees, agents, and representatives from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits of whatever kind or nature, in law or equity, that Guarantor has or in the future may have, whether known or unknown, (i) in respect of the Line of Credit, the Loan Documents, the Guarantor Documents, the Pledgor Documents or the actions or omissions of Bank in respect of the Line of Credit, the Loan Documents, the Guarantor Documents or the Pledgor Documents and (ii) arising from events occurring prior to the date hereof.

          5. Guarantors and Pledgors agree that all references, if any, to the Note, the Credit Agreement, and the other Loan Documents in the Guarantor Documents and the Pledgor Documents shall be deemed to refer to such agreements, documents, and instruments as modified by the Agreement.
          6. Guarantors reaffirm the Guarantor Documents and agree that the Guarantor Documents continue in full force and effect and remain unchanged, except as specifically modified by this Consent and Agreement of Guarantors and Pledgors. Any property or rights to or interests in property granted as security in the Guarantor Documents shall remain as security for the Line of Credit, the Guaranty and the obligations of Guarantors in the Guaranty.
          7. Pledgors reaffirms the Pledgor Documents and agrees that the Pledgor Documents continue in full force and effect and remain unchanged, except as specifically modified by this Consent and Agreement of Guarantors and Pledgors. Any property or rights to or interests in property granted as security in the Pledgor Documents shall remain as security for the Line of Credit.
          8. Guarantors represent and warrant that the Loan Documents, as modified by the Agreement, and the Guarantor Documents, as modified by this Consent and Agreement of Guarantors and Pledgors, are the legal, valid, and binding obligations of Borrower and the Guarantors, respectively, enforceable in accordance with their terms against Borrower and Guarantors, respectively.
          9. Pledgors represent and warrant that the Loan Documents, as modified by the Agreement, and the Pledgor Documents, as modified by this Consent and Agreement of Guarantors and Pledgors, are the legal, valid, and binding obligations of Borrower and the Pledgors, respectively, enforceable in accordance with their terms against Borrower and Pledgors, respectively.
          10. Guarantors represent and warrant that Guarantors have no claims, counterclaims, defenses, or off sets with respect to the enforcement against Guarantors of the Guarantor Documents.
          11. Pledgors represent and warrant that Pledgors have no claims, counterclaims, defenses, or off sets with respect to the enforcement against Pledgors of the Pledgor Documents.
          12. Guarantors and Pledgors represent and warrant that there has been no material adverse change in the financial condition of any Guarantor or Pledgor from the most recent financial statement received by Bank.
          13. Guarantors and Pledgors agree that this Consent and Agreement of Guarantors and Pledgors may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature and acknowledgment pages may be detached from the counterparts and attached to a single copy of this Consent and Agreement of Guarantors and Pledgors to physically form one document.

GUARANTORS:
/s/ WILLIAM S. LEVINE
WILLIAM S. LEVINE

LEVINE INVESTMENTS LIMITED PARTNERSHIP, an Arizona limited partnership
By:	/s/ William S. Levine
Name:	William S. Levine
Title:	General Partner

PLEDGORS:
/s/ Trevor Hill
Trevor Hill

/s/ Leo Commandeur
Leo Commandeur

/s/ Daniel Cracchiolo
Daniel Cracchiolo

/s/ Andrew Cohn
Andrew Cohn

/s/ Graham Symmonds
Graham Symmonds

/s/ Cindy Liles
Cindy Liles

EXHIBIT B
Compliance Certificate
     Global Water Resources LLC, a Delaware limited liability company, Global Water Management LLC, an Arizona limited liability company, and Global Water. Inc., a Delaware Corporation, individually and collectively the “Borrower” to that certain Credit Agreement dated December 9, 2005. (herein together with all amendments and modifications, if any, called the “Agreement”), by and between the Borrower and Guarantor named therein end Wells Fargo Bank, National Association, hereby certifies that Borrower has prepared the Compliance Certificate in accordance with the terms of the Agreement for the reporting period ending:
Minimum Net Worth not less than $10,000,000 (Section 4.9 (a))
Net Worth not at any time less then $10,000,000, with “Net Worth* defined as total members’ equity.

At or above $10,000,000		Compliance
Measured at each fiscal quarter end	Actual	Yes/No

Net Worth		No

—
Annualized Recurring EBITDA Coverage Required (Section 4.9 (b))
Measured on a roiling four (4) quarter basis (last fiscal quarter) with Rolling Four Quarter EBITDA Coverage of not less than 1.50:1

At or above 1.50:1			Compliance
Measured at each fiscal quarter end beginning June 30, 2007		Actual	Yes/No

Calculation of Eligible EBITDA
Current Eligible EBITDA:
Santa Cruz Water Company, LLC
Palo Verde Utility Company, LLC
Pacer Equities
Global Water, Inc.
Hassayampa Utilities Co., Inc.
Global Water Management, LLC
Global Water Resources, LLC
Valencia Water Company, Inc.
Willow Valley Water Company
Water Util of North Scottsdale
Water Util of Greater Tonopah
Water Util of Greater Buckeye
Acquisitions:
CP Water Company
Divestitures:
Cave Creek Water Company
Rolling Four Quarter EBITDA	$ —	#DIV/0I	#DIV/0I

Prior Period Current Portion of Long Term Debt

Annualized Total Cash Interest Paid

Financial Statements and Covenant Compliance Certificate
Borrower by its undersigned officer, hereby certifies that the foregoing represents a true and accurate calculation of the financial covenants, calculated in accordance with the Agreement. The undersigned further certifies that the financial statements of Borrower for the reporting period has been prepared in accordance to generally accepted accounting practices consistently applied and fairly sets forth the financial condition of Borrower as the date hereto end the results of operations for the period then ending.
Note: These numbers are based on unaudited financials and are subject to year-end adjustments which will impact EBITDA and liabilities.
Dated this             day of              , 200__.

Global Water Resources, LLC		Global Water, Inc.

by:		by:

	its:		its:

Global Water Management, LLC

by:

its: